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                                                         Exhibit 99

FOR IMMEDIATE RELEASE                  PETER NASCA (PNASCA@PNAPR.COM)
                                       EDWARD DONATO (EDONATO@PNAPR.COM)
                                       (305) 937-1711

                       CHAMPIONLYTE HOLDINGS, INC RECLAIMS
                     OLD FASHIONED SYRUP COMPANY SUBSIDIARY
                                    - - - - -
               SUBSIDIARY HISTORICALLY ACCOUNTED FOR A SUBSTANTIAL
                      PERCENTAGE OF THE COMPANY'S REVENUES
                                    - - - - -
     COMPANY REACHES SETTLEMENT AGREEMENT WITH ALL PARTIES EXCEPT COMPANY'S
                            FORMER CHAIRMAN AND CEO.

     MIAMI - AUGUST 7, 2003 - ChampionLyte Holdings, Inc., (OTCBB:CPLY) announced today it has reached a settlement agreement in a lawsuit brought to reclaim its Old Fashioned Syrup Company subsidiary. The subsidiary historically accounted for a substantial percentage, at times greater than 90 percent, of the Company's revenues.

     The suit, which was filed in the 15th Judicial Circuit in Palm Beach County, alleged that former Company Chairman and CEO Alan Posner, former Chief Financial Officer, Chris Valleau, InGlobalVest, Inc. a New York-based firm and its principals fraudulently conveyed the subsidiary for grossly inadequate consideration and without notice to several critical parties.

     The settlement is with defendants, InGlobalVest, its principals and Valleau. Negotiations with Posner are ongoing and if a settlement cannot be reached within a reasonable period of time the litigation against Posner will continue.

     Pursuant to the terms of the Settlement Agreement, InGlobalvest has agreed to deliver all stock certificates in the Old Fashioned Syrup Company as well as all books and records to ChampionLyte Holdings by August 20,

     2003. InGlobalVest has also agreed to appoint a representative to assist in the change in control and management as well as enter into a non-interference agreement with the Company.

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CHAMPIONLYE HOLDINGS, INC. RECLAIMS OLD FASHIONED SYRUP COMPANY SUBSIDIARY 2-2-2

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     Additionally, InGlobalVest has warranted and represented to the Company that the financial conditions depicted in the books and records tendered to ChampionLyte Holdings on July 15, 2003 were "true, accurate and complete as of that date to the best of InGlobalvest's knowledge and that no known liabilities were omitted from disclosure in such records."

     In consideration for the return of the Old Fashioned Syrup Company, ChampionLyte Holdings, Inc. has agreed to pay InGlobalVest $125,000 by August 20, 2003. This figure was agreed to as a result of an infusion of capital into the Old Fashioned Syrup Company by InGlobalvest, the outstanding original loan made to ChampionLyte and a restructuring of the Old Fashioned Syrup Company by InGlobalVest during its ownership that diminished certain of the outstanding liabilities of the entity.

     In addition, Valleau will receive $3,000 in consideration for the forfeit of the balance of any unpaid salary and retirement of all stock and options. Valleau has agreed to release the appropriate parties for such payment which represents a significantly small portion of the back payroll owed to him.

     The Company has further agreed to dismiss the lawsuit with prejudice and issue releases to InGlobalVest and its principals and to dismiss the lawsuit against Valleau without prejudice. ChampionLyte Holdings will issue a written statement which exculpates InGlobalVest, Inc. and its principals from any fraudulent acts as alleged in the complaint. Such statement will not apply to Valleau and Posner.

     The Old Fashioned Syrup Company was generating nearly $1 million dollars in annual revenues, historically representing a significant percentage of the Company's total sales. The Company manufactures, distributes and markets three flavors of Sweet'N Low(R) brand sugar-free syrups. The products are sold in more than 20,000 retail outlets including some of he nation's largest supermarket chains, i.e. Publix, ShopRite, etc.

     ChampionLyte Holdings, through its wholly owned subsidiary ChampionLyte Beverages, Inc., manufactures, markets, sells and distributes ChampionLyte(R), the first completely sugar-free entry in the multi-billion dollar isotonic sports drink market.

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CHAMPIONLYE HOLDINGS, INC. RECLAIMS OLD FASHIONED SYRUP COMPANY SUBSIDIARY 3-3-3

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     "This settlement agreement represents a significant moment in the short history of the restructured ChampionLyte Holdings, Inc. which we believe will have an immediate, positive impact on the Company," said current ChampionLyte Holdings, Inc. President David Goldberg. "The Old Fashioned Syrup Company will not only add revenues to our ongoing operations through the sales of the very popular Sweet'N Low(R) brand, but it will open up a number of valuable opportunities to enhance the distribution and sales of our sugar-free isotonic products.

     "We're delighted we've reached this agreement without engaging in a protracted and costly legal battle," Goldberg said. "We believe the sum we paid for this extremely valuable asset is more than warranted and will increase shareholder value now that it is back into the rightful ownership of the Company and its shareholders."

ABOUT CHAMPIONLYTE HOLDINGS, INC.

ChampionLyte Holdings, Inc. is a fully reporting public company whose shares are quoted on the OTC Bulletin Board under the trading symbol CPLY. Its recently formed beverage division, ChampionLyte Beverages, Inc., a Florida corporation, manufactures, markets and sells ChampionLyte(R), the first completely sugar-free entry into the multi-billion dollar isotonic sports drink market.

                                      ###

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward-looking statements with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the Company is detailed from time to time in the Company's reports filed with the Securities and Exchange Commission.


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